Exhibit 10(u)

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

September 23, 2015

Chris Kempczinski

Dear Chris:

We are delighted to confirm our offer for the position of Executive Vice President - Strategy, Business Development and Innovation. We are confident you will make a valuable contribution to the Company, and believe, in turn, you will find the work both challenging and rewarding.

The offer contained in this letter is contingent upon formal approval by the McDonald’s Corporation Compensation Committee.

In regard to your compensation and benefits, we offer the following:

•	A start date of October 26, 2015.

•	An annual base salary rate of $600,000 effective on your start date. You will be eligible for a salary increase and performance review in March 2016.

•
You will be eligible for an annual incentive payment under McDonald’s Target Incentive Plan (“TIP”). The current target percentage for the offered position is 80% of your base pay as of December 31 of the performance year. For 2015, you will be eligible for a pro-rated TIP payment based on your start date, payable in March 2016. Your 2015 TIP will be administered consistent with the TIP requirements, as applied to all other Executive Officers as determined by the Compensation Committee. Any TIP payout will be based on TIP’s performance criteria.

•
You will be eligible for an annual Long Term Incentive (LTI) equity award beginning in 2017. The grant will consist of stock options and performance-based restricted stock units (RSUs) based upon the guideline ranges for an Officer level employee, subject to approval by McDonald’s Compensation Committee. The award value will be based on the standard criteria in use at the time of the grant. For the offered position, the current award range is $0 - $1,252,500, with a target of $835,000.

•
You will be eligible to participate in the Cash Performance Unit Plan (CPUP), which makes up the cash component of the long-term incentive compensation. The payout factor at the end of the three-year cycle is tied to performance against specified business measures. Your target award for the 2015 CPUP is $415,000, which will be pro-rated based on your start date. Any payout under the 2015 CPUP will occur in March 2018 pursuant to Company results against the CPUP performance thresholds.

•	You will receive a McDonald’s Sign-On Package which consists of the following:
– a Stay Cash Bonus Payment of $400,000 gross subject to the terms in the attached Stay Cash Bonus Agreement. This signed document must be returned to McDonald's Corporation before any portion of the bonus will be paid.

–
a sign-on LTI equity grant valued at $1,250,000 will be granted to you following your start date, consistent with the Company’s practice of granting equity awards.  50% of the value of this grant will be in the form of stock options which will vest equally on the first 4 anniversaries of the grant

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

date and 50% of the value in the form of performance-based RSUs, which will vest in full on the third anniversary of the grant date, subject to achievement of the performance conditions.

–
an additional sign-on LTI equity grant valued at $750,000 will be granted to you following your start date, consistent with the Company’s practice of granting equity awards. 100% of the value of this grant will be in the form of time-vested RSUs, which will vest according to the following schedule:

▪	1/3 on the first anniversary of the grant date

▪	1/3 on the second anniversary of the grant date

▪	1/3 on the third anniversary of the grant date

•
In the event your employment is involuntarily terminated (excluding for cause) prior to April 26, 2017 the special sign-on LTI equity awards listed above will not forfeit and will continue to vest and be exercisable per their regular vesting and exercisability schedules. The vesting of any performance-based RSUs within the sign-on grants will remain subject to achievement of the performance conditions.

•
In the event your employment is terminated (excluding for cause) after April 26, 2017 the special sign-on LTI equity awards listed above will not forfeit and will continue to vest and be exercisable per their regular vesting and exercisability schedules. The vesting of any performance-based RSUs within the sign-on grants will remain subject to achievement of the performance conditions.

•
You will be subject to the McDonald's Corporation Severance Plan (“the Plan”), and will be eligible for severance upon your separation from the Company according to the terms of the Plan. However, in exchange for the favorable termination treatment applicable to your LTI sign-on equity awards, you agree that if your employment ends for any reason prior to April 26, 2017, you will not be eligible for any benefits under the Plan, regardless of whether you would otherwise be eligible under the terms of the Plan. After the conclusion of the first 18 months following your start date, if you remain employed by the Company, you will be eligible for benefits under the Plan according to the terms of the Plan.

•
For the avoidance of doubt, any other grants made to you as an employee of McDonald’s will be subject to the terms and conditions of the 2012 Omnibus Stock Ownership Plan (or any newly adopted plan) and the respective stock option and restricted stock unit award agreements, which will be provided at the time of grant.

•
You are eligible to receive an $800 monthly car allowance, taxed as ordinary income and not eligible for 401(k) contributions per our Company Car Allowance Program as outlined by our Fleet Services Department.

•
You will be subject to the McDonald’s Corporation Stock Ownership and Retention Policy, which requires you to attain, and then remain at or above, an ownership level equal to four times your base salary within five years of your start date. See enclosed attachment for details.

•	You will be eligible for entry into the unmatched Profit Sharing/401(k) program effective the first of the month following one month of service.

•	You will be eligible for entry into the matched Profit Sharing/401(k) program effective the first of the month following your one year anniversary with at least 1,000 hours of service.

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

•	You will be eligible to participate in the salary and TIP deferral portion of the Excess Benefit and Deferred Bonus Plan on January 1, 2017.

•	You will be eligible to elect to defer any potential 2016-2018 CPUP payout into the Excess Benefit and Deferral Bonus Plan in November 2015.

•	You will be eligible for life, accident, medical/dental, and long-term disability insurance effective the first of the month following one full calendar month of service.

•	You will be eligible for short term disability effective the first of the month following three months of employment.

•	For each calendar year, you will be eligible for four (4) weeks of vacation. For the remainder of 2015, you will be eligible for four (4) days of vacation.

•	For each calendar year, you are eligible for (10) ten days of sick time and (2) two days of paid personal time. For the remainder of 2015, you will be eligible for one (1) personal day.

•	You will be eligible to participate in McDonald’s Executive Physical Program.

•	You will be eligible to participate in McDonald’s Executive Financial Counseling Program.

You will be entitled to the protection of the indemnification provisions set forth in the Company’s Limited Liability Company Agreement, as amended from time to time.

This offer is extended and contingent upon a successful background check investigation.

You informed us that you have no non-compete, confidentiality or other agreement that would restrict your employment with McDonald’s. This offer is contingent upon there being no employment agreement, covenant not to compete, confidentiality agreement or other arrangement that would prohibit or restrict the performance of all of your duties for McDonald’s. You also agree that in the course of your work for McDonald's you will not use or disclose any confidential information of a third party (including your current employer).

As an employee of McDonald’s, you would be subject to all of McDonald’s policies and procedures. As an officer of the Company, you would also be subject to all of McDonald’s policies and procedures applicable to officers at your level. Obviously, McDonald’s reserves to its sole discretion the right to amend, modify or discontinue its policies and procedures and any element of the benefits package that McDonald’s provides to its employees.

I have enclosed our McDonald’s Benefit Handbooks for your review. If there are any discrepancies between these policies and McDonald’s Summary Plan Description or official benefit plan documents, the official plan documents govern. Please also refer to the handbooks for an explanation of the medical and dental benefits and familiarize yourself with this material prior to your benefits orientation. Please bring this information with you to benefits orientation, which will be scheduled shortly after your hire date. To obtain a list of providers within the McDonald’s medical plans, please access this information via the internet at www.bcbsil.com/mcd. If you have any specific questions about the benefits prior to your start date, please contact the Employee Service Center at 1-877-623-1955.

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

One of our Employee Service Specialists will be able to assist you with answering any questions you may have. An understanding of the benefit selections is imperative in order for you to make your elections at orientation.

Nothing in this letter should be construed as an employment contract or agreement for a specific duration. As is the case for all our employees, your employment remains “at will” which means you or the Company is free to terminate the employment relationship at any time, for any reason, with or without notice. In addition, McDonald's reserves the right to amend or terminate its compensation plans or programs, and benefits and any of these related changes that are applicable to the Executive Vice President level will also be applicable to you.

Prior to your first day, I will forward to you new hire forms to fill out. Please bring these with you at your first meeting with HR. There are instructions that will be attached with specifics on what you need to fill out. McDonald’s is required by law to verify employment eligibility of all new hires. Please refer to the backside of the Employment Eligibility Form (I-9) for a list of acceptable documents you will need to provide.

Once again, congratulations and welcome to the McDonald’s team! We look forward to your joining us.

Please feel free to call if you have any questions.

Sincerely,

/s/ Rich Floersch

Rich Floersch
Executive Vice President & Chief Human Resources Officer

ACCEPTED and AGREED:

/s/ Chris Kempczinski
Chris Kempczinski

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

Stay Cash Bonus Agreement

McDonald’s Corporation (“McDonald’s”) has agreed to provide a one-time stay cash bonus (“Stay Cash Bonus”) in connection with my employment. In consideration for this, I agree as follows:

1.
The Stay Cash Bonus shall be in the total gross amount of $400,000. A portion of the Stay Cash Bonus in the amount of $200,000 will be paid to me within one (1) month after the commencement of my employment with McDonald’s and the remaining portion in the amount of $200,000 will be paid to me on the twelve-month anniversary of the commencement of my employment with McDonald’s (the “Stay Cash Bonus Date”), provided I am still employed by McDonald’s (or a successor) on that date. All required taxes and other authorized withholding will be deducted from each Stay Cash Bonus payment. I understand and agree (a) that the purpose of the Stay Cash Bonus is to induce me to accept and continue my employment with McDonald’s (or a successor) through the Stay Cash Bonus Payment Date, (b) that the Stay Cash Bonus is not intended to, and will not, accrue, vest or be earned over time or be paid pro rata if my employment terminates before the Stay Cash Payment Date, and (c) that I must be on the payroll of McDonald’s (or a successor) on the Stay Cash Payment Bonus Date, unless my employment has been terminated earlier because of the elimination of my position, in order to receive the second Stay Cash Bonus payment.

2.
If my employment terminates prior to the Stay Cash Bonus Date for any reason or no reason, with or without cause, voluntarily or involuntarily, except in the case of the elimination of my position, then I agree I will not receive the second Stay Cash Bonus payment or any portion thereof.

3.	I agree to pay the reasonable attorney's fees and costs incurred by McDonald’s (or its successor) in seeking to enforce its rights and my obligations under paragraph, above.

4.
I understand that nothing herein shall be construed to constitute a guarantee, contract or agreement of employment for any particular period of time and that my employment remains at-will, which means that either I or McDonald’s (or its successor) may terminate the employment relationship at any time, for any reason, without notice, warning or cause. In addition I understand that McDonald’s reserves the right to amend or terminate its compensation plans or programs, benefits, and other terms and conditions of employment at any time, without affecting my obligation to remain employed by McDonald’s through the Stay Cash Payment Date in order to receive the Stay Cash Bonus.

5.
This Stay Cash Bonus Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles, and contains the entire agreement of the parties relating to the subject matter hereof. This agreement may not be amended except in writing signed by an officer of McDonald’s and me.

6.
I agree that any lawsuit which may arise out of or in connection with this Stay Cash Bonus Agreement will be subject to the exclusive jurisdictions of the Circuit Court of the 18th Judicial Circuit, DuPage County, Illinois, or of the United States District Court for the Northern District of Illinois, Eastern Division. I hereby irrevocably (i) submit to the personal jurisdiction of such courts over me in connection with any lawsuit or other legal action arising out of or in connection with this Stay Cash Bonus Agreement; and (ii) waive to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court.

McDonald’s Corporation 2915 Jorie Blvd. Oak Brook, IL 60523

I FURTHER AGREE that in any dispute relating to this agreement, I HEREBY WAIVE MY RIGHT TO A TRIAL BY JURY and agree that any such lawsuit will be decided by a judge without a jury. I acknowledge that McDonald’s (or its successor) likewise agrees to waive its right to trial by jury in any such lawsuit and agrees to the other provisions in this paragraph.

ACCEPTED and AGREED:

Chris Kempczinski	/s/ Chris Kempczinski
Print Name	Signature